Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated as of September 23, 2020 (the “Agreement Date”), is made between and among the Paragon Litigation Trust and Noble Corporation plc, Noble Corporation Holdings Ltd, Noble Corporation, Noble FDR Holdings Limited, Noble Holding International Limited, Noble Holding (U.S.) LLC, and Noble International Finance Company (collectively, the “Noble Defendants”). These entities will be referred to collectively as “Parties,” and individually as a “Party.”

WHEREAS, on July 31, 2020, the Noble Defendants and certain of their affiliates (the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Paragon Litigation Trust brought claims in the United States Bankruptcy Court for the District of Delaware (the “Delaware Court”) in an action styled Paragon Litigation Trust v. Noble Corporation plc, et al., Adv. Proc. No. 17-51882 (the “Action”), asserting (i) claims against the Noble Defendants and two other Noble affiliates for actual and constructive fraudulent transfer, debt recharacterization and unjust enrichment, and (ii) claims against certain current and former directors and/or officers of either Noble Corporation plc or Paragon Offshore plc (the “D&O Defendants”) for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, all of which are subject to indemnification agreements with Noble;

WHEREAS, the Noble Defendants and the D&O Defendants deny the allegations asserted against them in the Action;

WHEREAS, this Agreement is the result of the Parties’ good faith efforts to mediate their disputes with were led by former bankruptcy judge Kevin Gross serving as mediator;

WHEREAS, the Parties desire to fully and finally settle the disputes among them in the Action on the terms set forth in this Agreement and allow the Paragon Litigation Trust’s claims to proceed against the D&O Defendants in the Delaware Court;

WHEREAS, the Debtors will seek approval by the Bankruptcy Court of their entry into this Agreement;

NOW THEREFORE, in exchange for certain consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1.	“Allowed Paragon Claim” shall have the meaning ascribed to it in Section 2.1 of the Agreement.

1.2.

“Approval Motion” shall mean the motion filed with the Bankruptcy Court pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure seeking approval of the Noble Defendants’ entry into the Agreement and the specific findings of fact and conclusions of law identified below in Section 6.1.

1.3.

“Approval Order” shall mean the order entered by the Bankruptcy Court approving the Noble Defendants’ entry into the Agreement. For the avoidance of doubt, the Approval Order need not include the specific findings of fact and conclusions of law identified in the second sentence of Section 6.1.

1.4.

“Claims” shall mean any and all claims, cross-claims, causes of action, counterclaims, actions, demands, damages, losses, attorneys’ fees, costs, expenses, and liabilities, of whatever nature, whether known or unknown, accrued or unaccrued, direct or indirect, at law or in equity, now existing or that might arise hereafter, including, without limitation, any “claim” as defined in section 101 of the Bankruptcy Code.

1.5.	“Covenant” shall have the meaning ascribed to it in Section 8.1.2 of the Agreement.

1.6.

“Delaware Dismissal Order” shall mean a joint motion and proposed order seeking the dismissal of all Claims against all parties other than the D&O Defendants with prejudice, with each party to bear its own costs, expenses and attorneys’ fees.

1.7.	“Dollar” shall mean United States Dollar.

1.8.	“Effective Date” shall mean the date that the Bankruptcy Court enters the Approval Order (as defined above) and such order becomes a final non-appealable order.

1.9.

“Global Resolution” shall mean the full settlement and release of all claims brought by the Paragon Litigation Trust against all of the defendants in the Action (including the Noble Defendants and the D&O Defendants), the Noble Defense Cost Claim (as defined below) and the Noble Indemnity Claim (as defined below).

1.10.	“Initial Payment” shall mean the payment made by Noble pursuant to Section 2.2(a) or Section 2.2(b)(i) of this Agreement.

1.11.	“Insurers” shall mean the insurers who issued the Insurance Policies.

1.12.

“Insurance Policies” shall mean all of the D&O liability insurance policies issued by various Insurers to Noble Corporation plc, as the named insured, for the policy period August 1, 2014 to August 1, 2024, which are listed on Appendix 1.

1.13.	“Noble” shall mean Noble Corporation plc and its direct and indirect subsidiaries.

1.14.

“Noble Bankruptcy Proceedings” shall refer to the jointly administered Chapter 11 cases associated with the lead case styled In re: Noble Corporation PLC, et al., Bankruptcy Case No. 20-33826 (DRJ), in the Bankruptcy Court.

1.15.

“Noble Defense Cost Claim” shall mean any Claim against the Insurers for any amounts paid by or on behalf of the Noble Defendants that are or may be covered under the Insurance Policies, in each case, relating to reasonable costs, expenses, charges and fees incurred in defending or investigating the Paragon Litigation Trust’s Claims against the Noble Defendants and/or the D&O Defendants, including but not limited to (a) legal fees and expenses; (b) expert, forensic auditor, consultant or witness fees and expenses; (c) mediator or arbitrator fees and expenses; (d) costs of attachment or similar bonds incurred in the investigation of or defense of or appeal of any claim; (e) fees and expenses of any vendor or service provider, including, without limitation, any document vendor, electronic discovery vendor, database vendor, document review vendor, data recovery vendor, court reporter or investigative service; or (f) other costs, charges, fees and expenses incurred in the defense, investigation, settlement or appeal of any of the Paragon Litigation Trust’s Claims.

1.16.

“Noble Indemnity Claim” shall mean any Claim held by the Noble Defendants against the Insurers or which may be paid under the Insurance Policies with respect to reimbursement of the Allowed Paragon Claim.

1.17.	“Paragon Defense Cost Recovery” shall mean any amounts payable to the Paragon Litigation Trust pursuant to Section 3.1 of the Agreement.

1.18.	“Paragon Indemnity Recovery” shall mean any gross proceeds recovered by Noble from the Insurers pursuant to the Noble Indemnity Claim that shall be paid to the Paragon Litigation Trust.

1.19.	“Paragon Recovery Cap” shall mean eighty-five million Dollars (USD $85,000,000).

1.20.

“Plan” shall mean the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, filed in the Bankruptcy Court on September 4, 2020 as Docket No. 259, as amended, modified, or supplemented from time to time.

1.21.	“Subsequent Payments” shall mean any payments made by Noble to the Paragon Litigation Trust pursuant to Section 2.2(b)(ii) and 2.2(b)(iii).

2.	Allowed Paragon Claim.

2.1.

The Claims asserted by the Paragon Litigation Trust against each of the Noble Defendants in the Action shall be allowed as a prepetition unsecured claim in the Noble Bankruptcy Proceedings in the aggregate amount of $85 million (the “Allowed Paragon Claim”). The Allowed Paragon Claim shall not be subject to reconsideration under 11 U.S.C. § 502(j) or otherwise.

2.2.

The Plan shall provide that the Allowed Paragon Claim shall be placed into its own class, which shall receive the following treatment: (a) if a Global Resolution is reached on or before October 1, 2020, cash in the amount of ten million Dollars (USD $10,000,000); or, alternatively, (b) if a Global Resolution is not reached on or before October 1, 2020, (i) cash in the amount of seven million five hundred thousand Dollars (USD $7,500,000), (ii) the Paragon Defense Cost Recovery, and (iii) the Paragon Indemnity Recovery.

2.3.

Notwithstanding anything to the contrary in this Agreement or in the Plan, aggregate payments from and/or on behalf of the Noble Defendants to the Paragon Litigation Trust in respect of the Allowed Paragon Claim pursuant to this Agreement shall not exceed the Paragon Recovery Cap. For the avoidance of doubt, all recoveries from the Noble Defense Cost Claim and the Noble Indemnity Claim in excess of the Paragon Recovery Cap shall be retained by Noble.

3.	The Noble Defense Cost Claim.

3.1.	Any recovery in respect of the Noble Defense Cost Claim shall be paid in accordance with the below waterfall:

3.1.1.	The first ten million Dollars (USD $10,000,000) in gross proceeds recovered from the Insurers shall be paid to the Paragon Litigation Trust.

3.1.2.

The next one million Dollars (USD $1,000,000) in gross proceeds recovered from the Insurers shall be retained by Noble for reimbursement of Noble’s attorney’s fees, costs, and expenses incurred in connection with the prosecution of the Noble Defense Cost Claim and the Noble Indemnity Claim. To the extent that such fees, costs, and expenses do not total one million Dollars (USD $1,000,000) at the conclusion of Noble Defense Cost Claim and the Noble Indemnity Claim, the excess shall flow through the waterfall pursuant to Section 3.1.3 and 3.1.4.

3.1.3.	The next fifteen million Dollars (USD $15,000,000) in gross proceeds recovered from the Insurers shall be paid to Noble.

3.1.4.

All recovery from the Insurers in respect of the Noble Defense Cost Claim in excess of the amounts set forth in Section 3.1.1 through Section 3.1.3 shall be divided evenly between the Paragon Litigation Trust and Noble.

4.	The Noble Indemnity Claim. Any gross proceeds recovered from the Insurers in respect of the Noble Indemnity Claim (the Paragon Indemnity Recovery) shall be paid to the Paragon Litigation Trust.

5.

Pursuit of Claims. Noble shall use commercially reasonable efforts to pursue and/or settle on commercially reasonable terms the Noble Defense Cost Claim and the Noble Indemnity Claim, taking into consideration input from the Paragon Litigation Trust, the costs of continuing the litigation, the likelihood of success, and such other factors as determined by the Parties. In no event shall the breach of this Section 5 (a) subject Noble to money damages, or (b) excuse the Paragon Litigation Trust’s performance pursuant to Section 8.1 (which shall remain subject to the satisfaction of the Condition Precedent). The Bankruptcy Court shall retain jurisdiction to determine Noble’s compliance with this Section 5.

6.	Bankruptcy Court Approval / Timing of Payments.

6.1.	As soon as reasonably practicable, and no later than fourteen (14) days after the Agreement Date, Noble shall seek approval of its entry into this Agreement by filing the Approval Motion with the Bankruptcy Court. The Approval Motion, or, if required, a separate adversary proceeding, shall seek a finding by the Bankruptcy Court that Section 8.1 does not eliminate, relieve, or otherwise limit the Insurers’ obligations to Noble or the D&O Defendants or prejudice the rights of Noble or the D&O Defendants with respect to the Insurance Policies.

6.2.

If, pursuant to the Approval Order, the Bankruptcy Court determines that the payments in connection with this Agreement may be made immediately, the Noble Defendants shall pay or cause to be paid to the Paragon Litigation Trust (a) the Initial Payment no later than ten (10) business days after the Effective Date, and (b) the Subsequent Payments no later than ten (10) business days after such amounts are received by the Noble Defendants.

6.3.

If, pursuant to the Approval Order, the Bankruptcy Court determines that all payments made pursuant to this Agreement may be made only pursuant to a Plan, the Noble Defendants shall pay or cause to be paid to the Paragon Litigation Trust (a) the Initial Payment on or about the effective date of the Plan, and (b) the Subsequent Payments no later than ten (10) business days after such amounts are received by the Noble Defendants.

7.	Taxes. All taxes imposed as a result of this Agreement or the performance hereunder shall be paid by the Party required to do so under applicable law.

8.	Covenants of the Paragon Litigation Trust.

8.1.

If the Paragon Litigation Trust receives, in aggregate, at least seventeen million and five hundred thousand Dollars (USD $17,500,000) in respect of the Initial Payment, the Subsequent Payments, and/or from any other source excluding any insurance recoveries from the Action against the D&O Defendants (the “Condition Precedent”):

8.1.1.

the Paragon Litigation Trust shall limit its damages claim against the D&O Defendants to, and shall not seek to recover from the D&O Defendants in excess of, two hundred million Dollars (USD $200,000,000) less (a) any amounts paid by the Insurers in connection with the Noble Defense Cost Claim and Noble Indemnity Claim, (b) fees, costs and expenses incurred by the D&O Defendants in connection with the Action from and after the execution date of this Agreement, and (c) any other depletion of the insurance policy limits only to the extent any such depletion is expressly permitted under the Insurance Policies.

8.1.2.

the Paragon Litigation Trust covenants that any liability on account of Claims held against the D&O Defendants shall be satisfied solely by and to the extent of any recovery from the Insurance Policies (the “Covenant”); provided that to the extent such Covenant is determined by the Bankruptcy Court or any other court or tribunal of competent jurisdiction to in any way eliminate, relieve or otherwise limit the Insurers’ obligations to the Noble Defendants or the D&O Defendants or to prejudice the rights of the Noble Defendants or the D&O Defendants under the Insurance Policies, the Covenant shall be null and void ab initio.

8.2.

In addition to, and without limiting Section 8.1, if Noble is actively pursuing in good faith the Noble Defense Cost Claim or the Noble Indemnity Claim: (a) the Paragon Litigation Trust will not seek to collect any damages from the D&O Defendants individually, and (b) any judgment obtained by the Paragon Litigation Trust shall provide that it is expressly subject to Section 8.1.1.

9.	Actions in the Delaware Court

9.1.

As soon as practicable after the Initial Payment is paid, and not later than five (5) business days thereafter, the Parties shall direct their respective counsel to file with the Delaware Court in the Action the Delaware Dismissal Order, substantially in the form attached hereto as Exhibit A.

9.2.

In accordance with the instructions delivered at the pre-trial conference held on September 3, 2020, the trial in the Delaware Court against the D&O Defendants shall commence no earlier than November 30, 2020.

10.	The Noble Bankruptcy Proceedings.

10.1.	The Paragon Litigation Trust may file proofs of claim in the Noble Bankruptcy Proceedings, which the Paragon Litigation Trust agrees shall be resolved in accordance with this Agreement.

10.2.

The Paragon Litigation Trust shall not object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, confirmation, or implementation of the Plan, provided that such Plan is consistent with this Agreement in all respects, it being understood that the Plan filed by the Debtors in the Bankruptcy Court on September 4, 2020 is consistent with this Agreement (subject to any modifications required by this Agreement and any other modifications that are not inconsistent with this Agreement).

10.3.

As long as votes have been solicited in a manner that complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code, the Paragon Litigation Trust shall vote its claim with respect to the Initial Payment and Subsequent Payments in favor of the Plan, and shall not change or withdraw such vote.

11.	Mutual Releases.

11.1.

The Paragon Litigation Trust, on behalf of itself and its current and former beneficiaries, representatives, litigation trust management, attorneys, agents, partners, employees, trustees, representatives, predecessors, successors, and assigns, forever unconditionally and irrevocably releases, discharges, and holds harmless Noble, its current and former direct and indirect subsidiaries and divisions, and their respective representatives, advisors, investment banks, attorneys, agents, partners, officers, shareholders, directors, employees, customers, representatives, predecessors, successors, assigns, and Affiliates – past, present, and future – from any and all Claims arising out of or based on any act or omission occurring from the beginning of time up to and including the Effective Date. Notwithstanding the foregoing, nothing herein shall release (a) a Party from any obligation, promise, covenant, act, or agreement set forth in this Agreement; (b) any Claim that has been asserted against the D&O Defendants in the Action; and (c) the Insurers.

11.2.

Noble, on behalf of itself and its current and former beneficiaries, representatives, attorneys, agents, partners, employees, trustees, representatives, predecessors, successors, and assigns, forever unconditionally and irrevocably releases, discharges, and holds harmless the Paragon Litigation Trust, its current and former direct and indirect subsidiaries and divisions, and their respective representatives, advisors, investment banks, attorneys, agents, partners, officers, shareholders, directors, employees, customers, representatives, predecessors, successors, assigns, and Affiliates – past, present, and future – from any and all Claims arising out of or based on any act or omission occurring from the beginning of time up to and including the Effective Date. Notwithstanding the foregoing, nothing herein shall release (a) a Party from any obligation, promise, covenant, act, or agreement set forth in this Agreement; (b) any Claim that has been asserted against the D&O Defendants in the Action; and (c) the Insurers.

11.3.

Each Party acknowledges and agrees that it intends to release and discharge the Claims set forth above, irrespective of whether such Claims are known or unknown to any or all Parties, and irrespective of whether such Claims, if actually unknown to a Party, could or could not have been discovered by that Party through the exercise of reasonable diligence. The Parties knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits under any and all laws (including but not limited to statutes, ordinances, administrative regulations, and principles of common law) of any federal, state, province, territory, county, city, municipality, or any other political subdivision of the United States or any foreign country, that would restrict in any fashion the full scope of enforceability of the releases set forth in this Section 11.

11.4.

All rights under Section 1542 of the California Civil Code, or any analogous state or federal law, are hereby expressly WAIVED by the Parties, if applicable, with respect to any of the claims, injuries, or damages described in the releases set forth in Section 11. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

12.	Condition Precedent. The occurrence of the Effective Date shall be a condition precedent to the effectiveness of this Agreement.

13.

No Admission of Liability. Each Party acknowledges and agrees that this Agreement is a compromise settlement that is not in any respect, for any purpose, to be deemed or construed to be an express or implied admission of any liability or wrongdoing in the Action or otherwise.

14.	Representations and Warranties.

14.1.	Noble represents and warrants that it is not aware of any Claims other than those related to or arising out of the Action that have been or could be made under the Insurance Policies.

14.2.

The Parties represent and warrant that they have the full right and power to grant the releases set forth in this Agreement and have not sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claim released pursuant to this Agreement.

15.

Further Assurances. The Parties agree to cooperate as reasonably necessary and to take all reasonable steps to effectuate this Agreement and the termination of the Claims against the Noble Defendants in the Action in accordance with this Agreement.

16.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors-in-interest, heirs and permitted assigns. For the avoidance of doubt, upon the effective date of the Plan, all of Noble Corporation plc’s rights and obligations under this Agreement shall be assumed by Reorganized Parent (as defined in the Plan).

17.

Integrated Agreement. This Agreement constitutes the entire understanding and contract between the Parties with respect to the subject matter referred to herein. Any and all other representations, understandings, covenants, or agreements, whether oral, written, or implied, are merged into and superseded by the terms of this Agreement.

18.

No Oral Modifications. No provision of this Agreement can be waived, modified, amended, or supplemented except in a writing that expressly references this Agreement and is signed by an authorized representative of each Party to be bound.

19.

Notice. All notices that are required or that may be permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by courier, by facsimile, by email, by registered mail, and/or by certified mail, return receipt requested, as follows:

If to the Paragon Litigation Trust:

Tim Daileader

Chief Operating Officer

Drivetrain, LLC

410 Park Avenue

Suite 900

New York, NY 10022

E-mail: tdaileader@drivetrainllc.com

With copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Jeffrey J. Zeiger

Facsimile: (312) 862-2200

E-mail: jzeiger@kirkland.com

If to Noble:

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, TX 77478

Attention: William Turcotte, General Counsel

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention: George Panagakis

Facsimile: (312) 407-8586

E-mail: george.panagakis@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: George Zimmerman

Facsimile: (917) 777-2047

E-mail: george.zimmerman@skadden.com

Any such notices shall be effective upon receipt by the listed addressees. The Parties may change their addresses for notice purposes by sending a notice of such changes to the other Parties in accordance with the terms of this Section.

20.

Independent Advice. Each Party warrants and represents that it has received independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

21.

Construction of Ambiguities. Because all Parties have participated in drafting, reviewing and editing the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this contract shall be applied in any action whatsoever.

22.	Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any provisions of this document.

23.

Execution. This Agreement may be executed and delivered in any number of counterparts. When each Party has signed and delivered at least one counterpart to all other Parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the Parties hereto in accordance with the terms of this Agreement as of the date the counterparts are delivered; electronic delivery is acceptable to all Parties. This Agreement may be executed using electronic signatures and exchanged via electronic means, with the same force and effect as original signatures for all purposes.

24.

Enforceability. When effective under the conditions and other terms of this Agreement, this Agreement shall be valid and binding upon the Parties, and shall be fully enforceable against each of them, in accordance with its terms. Any person executing this Agreement on behalf of any Party hereto does hereby personally represent and warrant to the other Party or Parties that he/she has the authority to execute this Agreement on behalf of, and fully bind, such Party or, in the case of the Noble Defendants, will have such authority upon entry of the Approval Order.

25.	Governing Law. This Agreement shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of New York.

26.

Third-Party Beneficiaries. The D&O Defendants, Noble Holding International (Luxembourg) S.à r.l., and Noble Holding International (Luxembourg NHIL) S.à r.l. are third-party beneficiaries of this Agreement. Other than the persons and entities referred to in the immediately preceding sentence, there are no third-party beneficiaries of this Agreement, and, for the avoidance of doubt, this Agreement is not intended to benefit, or discharge any duties and obligations otherwise binding upon the Insurers by the terms and conditions of the Insurance Policies.

27.

Retention of Jurisdiction and Choice of Venue. Any dispute arising from or related to this Agreement shall be decided solely and exclusively by the Bankruptcy Court, which shall retain exclusive jurisdiction to hear and determine such dispute. To the extent the Bankruptcy Court determines that it is unable or unwilling to exercise jurisdiction over any such dispute, such dispute shall be decided by the United States District Court for the Southern District of Texas, or if such court determines that it is unable or unwilling to exercise jurisdiction over any such dispute, such dispute shall be brought to a state court located in the Borough of Manhattan, New York and the Parties shall endeavor to have this matter heard by and/or transferred to the Supreme Court, Commercial Division. The Parties consent to the entry of a final judgment by the Bankruptcy Court in any dispute with respect to the interpretation or enforcement of this Agreement and waive any objections thereto under Article III of the United States Constitution and section 157 of title 28 of the United State Code. The Parties waive their right to a jury trial in connection with any dispute related to or arising out of this Agreement.

28.

Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. To the extent that any provision of this Agreement is held unenforceable and is not so reformed, the Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

[Remainder of Page Intentionally Left Blank]

Each of the Parties hereby agrees to this Agreement on the date set forth below:

Paragon Litigation Trust		Noble Corporation Holdings Ltd

/s/ Alan J. Carr		/s/ Brad A. Baldwin
By:	Alan J. Carr	By:	Brad A. Baldwin
Title:	Litigation Trust Management	Title:	Director
Date:	September 23, 2020	Date:	22 September 2020

Noble Corporation plc		Noble Holding International Limited

/s/ Robert W. Eifler		/s/ Brad A. Baldwin
By:	Robert W. Eifler	By:	Brad A. Baldwin
Title:	President & CEO	Title:	Director
Date:	9/22/2020	Date:	22 September 2020

Noble Corporation		Noble International Finance Company

/s/ Brad A. Baldwin		/s/ Brad A. Baldwin
By:	Brad A. Baldwin	By:	Brad A. Baldwin
Title:	Director	Title:	Director
Date:	22 September 2020	Date:	22 September 2020

Noble FDR Holdings Limited

/s/ Brad A. Baldwin
By:	Brad A. Baldwin
Title:	Director
Date:	22 September 2020

Noble Holding (U.S.) LLC

/s/ Laura D. Campbell
By:	Laura D. Campbell
Title:	President
Date:	September 22, 2020

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re PARAGON OFFSHORE PLC, Debtor.	Chapter 11 Bankr. Case No. 16-10386 (CSS)

PARAGON LITIGATION TRUST,

Plaintiff,

v.

NOBLE CORPORATION PLC, NOBLE CORPORATION HOLDINGS LTD, NOBLE CORPORATION, NOBLE HOLDING INTERNATIONAL (LUXEMBOURG) S.à r.l., NOBLE HOLDING INTERNATIONAL (LUXEMBOURG NHIL) S.à r.l., NOBLE FDR HOLDINGS LIMITED, NOBLE HOLDING INTERNATIONAL LIMITED, NOBLE HOLDING (U.S.) LLC, NOBLE INTERNATIONAL FINANCE COMPANY, MICHAEL A. CAWLEY, JULIE H. EDWARDS, GORDON T. HALL, JON A. MARSHALL, JAMES A. MACLENNAN, MARY P. RICCIARDELLO, JULIE J. ROBERTSON, and DAVID WILLIAMS,

Defendants.

Adv. Proc. No. 17-51882 (CSS)

ORDER

Upon consideration of the Settlement Agreement between the Paragon Litigation Trust (the “Trust”) and Noble Corporation plc (“Noble”), Noble Corporation Holdings Ltd. (“Noble Holdings Cayman”), Noble Corporation (“Noble Cayman”), Noble FDR Holdings Limited (“FDR”), Noble Holding International Limited (“NHIL Cayman”), Noble Holding U.S.

LLC (“Noble Holding U.S.”), and Noble International Finance Company (“Noble International,”), it is hereby ordered that the Trust’s claims against Noble, Noble Holdings Cayman, Noble Cayman, FDR, NHIL Cayman, Noble Holding U.S., Noble International, Noble Holding International (Luxembourg) S.à.r.l. (“NHIL 1”), and Noble Holding International (Luxembourg NHIL) S.à.r.l. (“NHIL 2”, together with Noble, Noble Holdings Cayman, Noble Cayman, FDR, NHIL Cayman, Noble Holding U.S., Noble International, and NHIL 1, the “Corporate Defendants”) asserted in Counts I – V and VIII of the First Amended Complaint are dismissed with prejudice. The Trust and the Corporate Defendants shall bear their own attorneys’ fees and costs.

2